EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(In thousands, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009*
Earnings per common share — basic
Net (loss) income	$(8,188)	$788	$(34,041)	$1,169
Less: CPP Preferred Dividends	82	237	588	712
Dividends paid and undistributed (losses)/earnings allocated to participating securities	(59)	4	(248)	8

Net Income Available to Common Shareholders	$(8,210)	$547	$(34,381)	$449

Weighted average common shares outstanding	2,484,285	2,474,719	2,483,350	2,473,164

Earnings per common share	$(3.30)	$0.22	$(13.84)	$0.18

Earnings per common share — diluted
Net income		$788		$1,174
Less: CPP Preferred Dividends		237		712
Dividends paid and undistributed earnings allocated to participating securities		4		8

Net Income Available to Common Shareholders		$547		$454

Weighted average common shares outstanding — basic		2,474,719		2,473,164
Effect of dilutive securities — stock options and unvested restricted stock		18,223		18,223

Weighted average shares outstanding — diluted		2,492,942		2,491,387

Earnings per common share		$0.22		$0.18

*	Restated as previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on July 15, 2010